Exhibit 99.1

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports 2Q09 results
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SAN ANTONIO–February 6, 2009–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter ended December 31, 2008.
The company has scheduled a webcast for 3:30 p.m. Central time on Friday, February 6, 2009, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
In the second quarter of fiscal 2009, U.S. Global recorded a net loss of $1.68 million, or 11 cents per diluted share, on revenue of $2.83 million. This compares to net income of $2.46 million, or 16 cents per diluted share, on revenue of $13.86 million in the corresponding quarter in fiscal year 2008.
The company’s revenue, net income and earnings per share in the latest quarter were significantly impacted by realized and unrealized losses on corporate investments totaling $3.05 million, or 20 cents per share, on a pre-tax basis.
“Our corporate investments lost much of their value in the turbulent markets of 2008, and the writedowns were taken according to accounting rules,” says Mr. Holmes. “These investments are long-term, liquid securities, as opposed to the writedowns of credit derivatives taken by many banks, brokerages and other investment managers as a result of the year-old accounting rule known as FAS 157, which I believe may be amplifying the problems that we’ve been seeing in financial markets.
“The potential for further writedowns of our corporate investments is limited, and it’s also important to share with you that, unlike many of our asset manager peers, U.S. Global Investors has no corporate debt on our balance sheets,” Mr. Holmes continues. “In the current liquidity

2Q09 earnings, Page 2
Feb. 6, 2009
squeeze, being debt-free is a tremendous asset for us going forward. Historically it’s taken around nine months for major money-supply increases to take hold, so markets in the second half of 2009 have a good probability of being much stronger than they are today.”
Management fees, U.S. Global’s primary revenue source, were adversely affected in the quarter by a decline in assets under management due to the dramatic downturn in the global economy that exerted a significant impact on the natural resources and emerging markets sectors. The lower AUM can be attributed mostly to a decline in market values, with only about 14 percent of the impact coming from fund redemptions.
Assets under management for SEC-registered funds and other clients stood at $1.98 billion as of December 31, 2008. Total assets under management during the latest quarter averaged $2.12 billion.
Selected financial data (unaudited) for the three months ended December 31

	2008	2007
Revenue	$2,825,956	$13,864,158
Expenses	$5,318,774	$10,158,057
Tax (benefit) expense	$(809,658)	$1,241,498
Net income (loss)	$(1,683,160)	$2,464,603
Earnings (loss) per share (basic)	$(0.11)	$0.16
Earnings (loss) per share (diluted)	$(0.11)	$0.16
Avg. common shares outstanding (basic)	15,264,634	15,244,563
Avg. common shares outstanding (diluted)	15,285,459	15,273,666
Avg. assets under management	$2.12 billion	$5.63 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.12 billion in assets under management for the quarter ended December 31, 2008, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.